Exhibit 99.2
        PRESS RELEASE

For Immediate Release	Contact:	Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

Powell Industries Declares Quarterly Cash Dividend

HOUSTON — July 30, 2024 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom-engineered solutions for the management, control and distribution of electrical energy, today announced that its Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.2650 per share. The dividend is payable on September 18, 2024 to shareholders of record at the close of business on August 14, 2024.

Powell Industries, Inc., headquartered in Houston, Texas, develops, designs, manufactures and services custom-engineered equipment and systems that distribute, control and monitor the flow of electrical energy and provide protection to motors, transformers and other electrically powered equipment.  Powell Industries, Inc. serves the oil and gas and petrochemical markets that include onshore and offshore production, hydrogen, carbon capture, liquefied natural gas (LNG) facilities and terminals, pipelines, refineries, and petrochemical plants. Additional markets include electric utility, light rail traction power, and commercial and other industrial markets that include end markets such as data centers, mining and metals, and pulp and paper. For more information, please visit powellind.com.
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